Exhibit 99.1

NEWS RELEASE

5904 Richmond Highway Suite 300 Alexandria, Virginia 22303 Tel: (703) 329-9400 Fax: (703) 329-8187 www.analex.com	Release: For:	IMMEDIATE ANALEX CORPORATION
(Symbol: NLX)

Contact:	Amber Gordon
(703) 329-9400

ANALEX ANNOUNCES ACQUISITION OF BETA ANALYTICS, INC.

Alexandria, VA, May 7, 2004 – Analex Corporation (Amex: NLX) today announced it has signed an agreement to acquire Beta Analytics, Inc. (BAI), a security and intelligence support services firm primarily providing services to federal government agencies and organizations.

Founded in 1982, privately held BAI has more than 20 years experience providing protection to clients’ critical assets — personnel, information, technology, equipment, facilities, activities and operations. BAI functions include high-tech program and technology protection, operations security, counterintelligence, intelligence analysis and manpower intensive activities such as access control at customer facilities. BAI has 330 employees, all of whom hold security clearances. BAI’s largest customer is the U.S. Missile Defense Agency, which is the single largest multi-national technology development agency in the Federal Government. BAI is headquartered in the Washington, D.C. suburb of Upper Marlboro, MD, has offices in Colorado Springs, CO, and has additional personnel at client sites in Virginia, California, Illinois, Alabama and Alaska.

“We are pleased with the addition of BAI’s employees, customers and capabilities to Analex,” stated Sterling Phillips, Analex’s Chairman and CEO. “The acquisition of BAI meets our goal of acquiring companies that complement our strategic position, add technical capabilities and contribute financial strength to our bottom line,” added Mr. Phillips. “Furthermore, we continue to see a strong pipeline of attractive acquisition prospects and we remain confident that Analex will have access to the financial resources to fuel this aspect of our growth,” he concluded.

Consideration for the transaction consists of $26 million in cash and approximately 1.8 million shares of Analex stock. To finance the cash portion of the acquisition, Analex will use proceeds from the investment made by Pequot Ventures which closed in December 2003, senior debt and new convertible debt to be provided by Pequot. Analex has entered into a binding commitment from Pequot for $6.5 million of new convertible debt and has engaged Houlihan Lokey Howard & Zukin to act as its financial advisor. The company will propose to its stockholders that the new convertible debt be converted into new series B convertible preferred stock. The BAI transaction is expected to close within 30 to 60 days following completion of closing conditions, including regulatory approval.

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Analex: Announces Acquisition of Beta Analytics, Inc.	Page 2

May 7, 2004

In a separate announcement released today, Analex reported the financial results for the first quarter of 2004. The Company has scheduled a conference call / webcast for 11:00 a.m. (ET), today, during which management will make a brief presentation of first quarter results and operating trends, and will discuss the acquisition of BAI. A question-and-answer session will follow. Interested parties can listen to the conference call over the Internet by logging on to Analex’s Website at www.analex.com at the scheduled time and following instructions to sign in for the call. A replay will be available over the Internet and can be accessed through Analex’s Website. A recorded replay of the conference call and question / answer session will also be available after 1:00 p.m. (ET) today. The replay will be available through Friday, June 4, 2004 via telephone at 888-286-8010 (replay Pass Code: # 72721086). The International dial-in replay number is 617-801-6888.

About Analex

Analex specializes in providing intelligence, systems engineering and biodefense services in support of our nation’s security. Analex focuses on developing innovative technical approaches for the intelligence community, analyzing and supporting defense systems, designing, developing and testing aerospace systems and developing medical defenses and treatments for infectious agents used in biological warfare and terrorism. The company’s stock trades on the American Stock Exchange under the symbol NLX. The company can be found on the Internet at www.analex.com.

PLEASE NOTE: Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as “anticipate,” “expect,” “could,” “intend,” “may” and other words of a similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements contained herein. Such factors and risks include business conditions and growth / consolidation in the government contracting, defense and intelligences arenas and in the economy in general. Competitive factors include the pressures toward consolidation of small government contracts into larger contracts awarded to major, multi-national corporations; and the Company’s ability to continue to recruit and retain highly skilled scientific, technical, managerial and sales/marketing personnel. Other risks may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Analex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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